EXHIBIT 4.06

FIRST AMENDMENT TO AMENDED
AND RESTATED CREDIT AGREEMENT

This First Amendment to Amended and Restated Credit Agreement (the “Amendment”) is dated as of February 15, 2002, and is made by and among EDUCATION MANAGEMENT CORPORATION, (the “Borrower”), the BANKS under the Credit Agreement (as hereafter defined), NATIONAL CITY BANK OF PENNSYLVANIA (the “Agent”), as the Agent for the Banks and Issuing Bank, FIRST UNION NATIONAL BANK, as Syndication Agent, SUNTRUST BANK, as Syndication Agent, FLEET NATIONAL BANK, as Documentation Agent, and THE CHASE MANHATTAN BANK, as Documentation Agent.

RECITALS:

WHEREAS, the Borrower, the Banks and the Agent entered into that certain Amended and Restated Credit Agreement dated as of September 20, 2001 (as amended, modified, extended or restated from time to time, the “Credit Agreement”);

WHEREAS, pursuant to the Credit Agreement, the Borrower was permitted to acquire the ownership interests of Argosy Education Group, Inc., an Illinois corporation, and the Subsidiaries or Argosy, subject to the terms of Section 6.13 of the Credit Agreement;

WHEREAS, the Borrower has requested that the Banks postpone, and under certain circumstances, waive the requirement that certain real property owned by Argosy and its Subsidiaries be mortgaged to the Agent for the benefit of the Banks; and

WHEREAS, the Borrower has also requested a modification of the investments permitted to be made by the Borrower under the Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound, the parties hereto agree as follows:

AGREEMENT:

1.    Capitalized terms used herein and not otherwise defined shall have the meanings given to them under the Credit Agreement.

2.    Subsection 6.8(b) of the Credit Agreement is hereby amended and restated as follows:

“(b)    Investments.    The Borrower will not, nor will it permit any Subsidiary to, make any capital contribution to, purchase any stocks, bonds, notes, debentures or other securities of, or make any other investment in any other Person, except (a) existing Subsidiaries;

(b) investments in prime commercial paper rated at least A-1 by Standard and Poor’s Ratings Group (“S&P”) and P-1 by Moody’s Investors Service Inc. (“Moody’s”) which mature not more than 270 days from the date of acquisition; investments in variable rate demand notes and auction rate notes rated at least A-minus by S&P or A-3 by Moody’s which mature not more than one year from the date of acquisition; repurchase agreements and reverse repurchase agreements (i) with any bank (or broker-dealer subsidiary or affiliate of any bank) provided that the institution has capital resources in excess of $500,000,000 and is rated at least A-minus by S&P or A-3 by Moody’s, or (ii) any primary dealer of United States government securities, related to marketable, direct obligations or securities issued or unconditionally guaranteed or insured by the United States of America or any U.S. Government related entity which mature not more then one year from the date of acquisition; domestic and eurodollar time deposits, overnight deposits, bankers’ acceptances and certificates of deposit maintained at or issued by any branch of any bank or trust company organized or licensed under the laws of the United States of America or any state, provided that the institution has capital resources in excess of $500,000,000 and is rated at least A-minus by S&P or A-3 by Moody’s, which mature no more than one year from the date of acquisition; corporate and municipal notes and bonds rated at least A-minus from S&P or A-3 by Moody’s which mature not more than one year from the date of acquisition; mutual funds, including money market mutual finds, which invest primarily in securities listed in the preceding investments in this item (b) and have assets of at least $1,000,000,000; (c) acquisitions permitted by Section 6.13 hereof and (d) up to $10,000,000 of monies invested (or liabilities incurred) subsequent to the Closing Date in joint ventures and strategic investments in the same line of business as the Borrower and its Subsidiaries.”

3.    Subsection 6.13(b) of the Credit Agreement is hereby amended and restated as follows:

“(b)    with respect to the acquisition of Argosy, the Borrower shall provide to the Agent for redelivery to the Banks a certificate of the Borrower that all the conditions precedent set forth in Section 6.1 of the Argosy Purchase Agreement have been met (or a certificate which details the conditions precedent that the Borrower has agreed to waive in whole or in part, which waivers shall be acceptable to the Agent). On the effective date of the Argosy Merger Agreement, the Borrower shall deliver to the Agent for redelivery to the Banks a statement of sources and uses acceptable to the Agent that evidences that after giving effect to the payment of balance of the Consideration under the Argosy Merger Agreement and the fees and expenses in connection therewith, the Borrower shall have at least $20,000,000 of undrawn availability with respect to the Revolving Credit Commitments. Upon receipt by the Agent for redelivery to the Banks of (i) a certificate of the Borrower that all the conditions set forth in Section 7.1 and 7.3 of the Argosy Merger Agreement have been met (or a certificate which details the conditions that the Borrower or HAC have agreed to waive in whole or in part, which waivers shall be acceptable to the Agent), (ii) a certificate evidencing that the Ratio of Total Funded Debt to EBITDA as calculated on a proforma basis for the prior 12 months after giving effect to the Borrower’s acquisition of Argosy, does not exceed 2.25 to 1.00 during the period from the Closing date through the effective date of the Argosy Merger Agreement, and (iii) the statement of the sources and uses provided for above, HAC may effect the purchase of the remaining shares of Argosy not acquired by the Borrower under the Purchase Agreement. Upon HAC’s acquisition of title to the shares of Argosy pursuant to the Argosy Merger Agreement, the

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Borrower shall promptly cause such ownership interests of Argosy and any other new Material Subsidiary to be subject to the security interest granted under the Pledge Agreement to the Agent for the benefit of the Banks. Other than the owned property of Argosy which is subject to the Encumbrance permitted under Section 6.7(viii), and in the event that the Borrower’s ratio of Total Funded Debt to EBITDA is greater than 1.0 to 1.0, determined as of March 31, 2002 (as set forth in the financial statements delivered by the Borrower to the Agent and the Banks pursuant to Section 5.2(a)), the Borrower shall cause on or before May 15, 2002, a lien to be granted to the Agent for the benefit of the Banks upon all owned property of Argosy and its subsidiaries pursuant to a Mortgage.”

4.    By its execution below, the Borrower acknowledges and agrees that except as amended by this Amendment and the documents executed and delivered in connection herewith or in connection with the Credit Agreement, the Credit Agreement and the other Loan Documents and all obligations thereunder remain in full force and effect with respect to the Bank Indebtedness.

5.    The Credit Agreement, the Loan Documents and all prior amendments and modifications thereto are hereby modified solely to the extent that any of the terms or provisions thereof are irreconcilably inconsistent with the terms and provisions of this Amendment.

6.    The Recitals set forth above are incorporated herein by reference and made a part hereof, and the Borrower represents, warrants and attests to the veracity thereof as well as to the veracity of the representations set forth in the Credit Agreement as of the date hereof (except representations which expressly relate solely to an earlier date or time, which representations shall be true as of the specific dates or times referred to therein).

7.    The Borrower represents that this Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforceability of creditors rights generally or by general equitable principles.

8.    Neither this Amendment nor the consummation of the transactions contemplated herein nor the performance by the Borrower of its obligations hereunder will (i) violate any law, rule or regulation or court order to which the Borrower is subject; (ii) conflict with or result in a breach of the Borrower’s articles of incorporation or bylaws or any material agreement or instrument to which any Borrower is subject or by which its properties are bound or (iii) result in the creation or imposition of any lien, security interest or encumbrance on the property of any Borrower, whether now owned or hereafter acquired, other than liens in favor of Agent for the benefit of the Lenders.

9.    This Amendment may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

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10.    This Amendment shall become effective when it has been executed by the Borrower, the Banks and the Agent.

[SIGNATURES BEGIN ON NEXT PAGE]

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[SIGNATURE PAGE 1 OF 9 TO FIRST AMENDMENT
TO AMENDED AND RESTATED CREDIT AGREEMENT]

Executed as of the day and year first above written.

EDUCATION MANAGEMENT CORPORATION

By:	/s/ Kristen P. Gribble
Name: Title:	Kristen P. Gribble Vice President and Treasurer

[SIGNATURE PAGE 2 OF 9 TO FIRST AMENDMENT
TO AMENDED AND RESTATED CREDIT AGREEMENT]

NATIONAL CITY BANK OF PENNSYLVANIA, individually and as Agent

By:	/s/ John L. Hayes, IV
Name: Title:	John L. Hayes, IV Vice President

[SIGNATURE PAGE 3 OF 9 TO FIRST AMENDMENT
TO AMENDED AND RESTATED CREDIT AGREEMENT]

FIRST UNION NATIONAL BANK, individually and as Syndication Agent

By:	/s/ Patrick J. Kaufmann
Name: Title:	Patrick J. Kaufmann Vice President

[SIGNATURE PAGE 4 OF 9 TO FIRST AMENDMENT
TO AMENDED AND RESTATED CREDIT AGREEMENT]

SUNTRUST BANK, individually and as Syndication Agent

By:	/s/ William H. Crawford
Name: Title:	William H. Crawford Vice President

[SIGNATURE PAGE 5 OF 9 TO FIRST AMENDMENT
TO AMENDED AND RESTATED CREDIT AGREEMENT]

FLEET NATIONAL BANK, individually and as Documentation Agent

By:	/s/ Edward McKenney
Name: Title:	Edward McKenney Senior Vice President

[SIGNATURE PAGE 6 OF 9 TO FIRST AMENDMENT
TO AMENDED AND RESTATED CREDIT AGREEMENT]

J.P. MORGAN CHASE BANK, individually and as Documentation Agent

By:	/s/ Thomas Lillie
Name: Title:	Thomas Lillie Vice President

[SIGNATURE PAGE 7 OF 9 TO FIRST AMENDMENT
TO AMENDED AND RESTATED CREDIT AGREEMENT]

BANK ONE, MICHIGAN

By:	/s/ Glenn A. Currin
Name: Title:	Glenn A. Currin Director

[SIGNATURE PAGE 8 OF 9 TO FIRST AMENDMENT
TO AMENDED AND RESTATED CREDIT AGREEMENT]

FIFTH THIRD BANK

By:	/s/ Christopher S. Helmeci
Name: Title:	Christopher S. Helmeci Vice President

[SIGNATURE PAGE 9 OF 9 TO FIRST AMENDMENT
TO AMENDED AND RESTATED CREDIT AGREEMENT]

AMERISERV FINANCIAL BANK

By:	/s/ Mitchell D. Edwards
Name: Title:	Mitchell D. Edwards Vice President